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Exhibit 5.1a

[BARRETT & McNAGNY LLP LETTERHEAD]

June 2, 2009

Steel Dynamics, Inc.
6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804

Re:    Steel Dynamics, Inc. Registration Statement on Form S-3ASR

Ladies and Gentlemen:

              We have acted as legal counsel to Steel Dynamics, Inc., an Indiana corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3ASR (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which the Company is filing with the Securities and Exchange Commission (the "Commission") with respect to the proposed sale, from time to time, of (a) shares of common stock, par value $0.0025 per share (the "Common Stock") of the Company and (b) the Company's convertible senior notes (the "Notes"), which may be issued pursuant to a indenture, between the Company and Wells Fargo Bank, N.A., as trustee.

              In connection with the foregoing, we have examined the Registration Statement, a copy of the Company's Articles of Incorporation, as amended to date, a copy of the Amended and Restated Bylaws of the Company as amended to date, and such resolutions of the Board of Directors of the Company and other documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we assume the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies, the genuineness of all signatures, the authority of such signatories and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

              We are members of the bar of the State of Indiana and the opinion expressed herein is limited to matters controlled by the laws of the State of Indiana and by applicable federal law.

              When the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock proposed to be sold by the Company, and when such shares of Common Stock are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefor or upon conversion or exercise of any Notes offered under the Registration Statement, in accordance with terms of such Note such shares of Common Stock will be validly issued, fully-paid and non-assessable under the laws of the State of Indiana.

              We do not deem it necessary for purposes of this opinion, and, accordingly, we do not purport to cover herein, the application of the securities or "Blue Sky" laws of any of the states to the sale of these Shares.

              The opinion expressed herein is rendered as of the date hereof, and we undertake no obligation, and hereby disclaim any kind of obligation, to advise you of any changes or new developments in law, fact or otherwise that may affect any matter set forth herein.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder promulgated by the Commission.

Very truly yours,

BARRETT & McNAGNY LLP

Robert S. Walters

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  Exhibit 5.1a